EXHIBIT 8.1

	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com ROBERT H. MILLER (650) 843-5351 bmiller@cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
, 2006
Discovery Partners International, Inc.

9640 TOWNE CENTRE DRIVE

San Diego, CA 92121

Re:	Form of Tax Opinion in Connection with Filing of Registration Statement in Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you (i) in connection with the Form S-4 Registration Statement (the “Registration Statement”) and the Joint Proxy/Prospectus (the “Proxy Statement”) being filed with the Securities and Exchange Commission on or about the date hereof which describe the Agreement and Plan of Merger and Reorganization made and entered into as of as of April 11, 2006, by and among Discovery Partners International, Inc., a Delaware corporation (“DPI”); Darwin Corp., a Delaware corporation and wholly owned subsidiary of DPI (“Merger Sub”); and Infinity Pharmaceuticals, Inc., a Delaware corporation (“Merger Partner”) (the “Merger Agreement” and the “Transaction,” respectively), a copy of which is attached as Annex A to the Proxy Statement, and (ii) pursuant to Section 5.1(a) of the Merger Agreement. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Merger Agreement Merger Sub shall be merged with and into Merger Partner, and the separate existence of Merger Sub shall cease (the “Merger”).

We have acted as counsel to DPI in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	The Merger Agreement;

(b)	the Registration Statement;

(c)	the tax representation letter from DPI and Merger Sub to Cooley Godward LLP and to Wilmer Cutler Pickering Hale and Dorr LLP furnished pursuant to Section 5.1(a) of the Merger Agreement, and the tax representation letter from Merger Partner to Wilmer Cutler Pickering Hale and Dorr LLP and to Cooley Godward LLP furnished pursuant to Section 5.1(a) of the Merger Agreement, dated respectively May , 2006 and May , 2006 (collectively, the “S-4 Filing Tax Representation Certificates”); and

(d)	such other instruments and documents related to the formation, organization and operation of DPI, Merger Partner, and Merger Sub, and to the consummation of the Transaction and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

Discovery Partners International, Inc. Form of Tax Opinion in Connection with Filing of Registration Statement in Form S-4	, 2006 Page Two

(ii)	All representations, warranties, and statements made or agreed to by DPI, Merger Partner, and Merger Sub, and by their managements, employees, officers, directors, and stockholders in connection with the Transaction, including, but not limited to, (x) those set forth in the Merger Agreement (including the exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the S-4 Filing Tax Representation Certificates, are true and accurate at all relevant times;

(iii)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof, including without limitation the covenants in Section 5.14(a);

(iv)	The Transaction will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, including without limitation the provisions of Section 5.14(a), and the Transaction will be effective under applicable state law; and

(v)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based upon and subject to the qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion under the caption “THE MERGER – Material United States Federal Income Tax Consequences of the Merger” contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or on any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement.

We consent to the reference to our firm under the caption “THE MERGER – Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
Robert H. Miller

RHM:dfb

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